EXHIBIT (e)(58)

AMENDMENT 2011-1

TO THE CHARMING SHOPPES

VARIABLE DEFERRED COMPENSATION PLAN FOR EXECUTIVES

WHEREAS, Charming Shoppes, Inc. (the “Company”) maintains the Charming Shoppes Variable Deferred Compensation Plan for Executives (the “Plan”) for the benefit of its eligible employees.

WHEREAS, pursuant to authority granted to the Board of Directors of the Company (the “Board”) under Section 10.1 of the Plan, the Board has determined that it is appropriate to amend the Plan to continue to suspend Matching Contributions, so that no Matching Contributions will be made with respect to employee deferrals after during the 2012 Plan Year or subsequent Plan Years.

NOW, THEREFORE, the Plan is amended as follows:

1. Effective January 1, 2012, Section 4.4(a) is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, Matching Contributions under this Plan shall continue to be suspended, so that no Matching Contributions will be made with respect to Base Salary Deferrals or any Bonus Contribution Deferrals credited to this Plan during the 2012 Plan Year or subsequent Plan Years.

2. In all respects not amended, the Plan is hereby ratified and confirmed.

WITNESS the following signatures as of the date first above written.

CHARMING SHOPPES, INC.

By	/s/ Eric M. Specter
Eric M. Specter, Executive Vice President

ATTEST:

/s/ Colin D. Stern
Colin D. Stern, Secretary

AMENDMENT 2010-1

TO THE CHARMING SHOPPES

VARIABLE DEFERRED COMPENSATION PLAN FOR EXECUTIVES

WHEREAS, Charming Shoppes, Inc. (the “Company”) maintains the Charming Shoppes Variable Deferred Compensation Plan for Executives (the “Plan”) for the benefit of its eligible employees.

WHEREAS, pursuant to authority granted to the Board of Directors of the Company (the “Board”) under Section 10.1 of the Plan, the Board has determined that it is appropriate to amend the Plan to suspend Matching Contributions for the 2011 Plan Year, so that no Matching Contributions will be made with respect to employee deferrals during the 2011 Plan Year.

NOW, THEREFORE, the Plan is amended as follows:

1. Effective January 1, 2010, Section 4.4(a) is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, as a result of the suspension of Matching Contributions under the Savings Plan, Matching Contributions under this Plan shall be suspended for the 2011 Plan Year, so that no Matching Contributions will be made with respect to Base Salary Deferrals or any Bonus Contribution Deferrals credited to this Plan after the Suspension Date during the 2011 Plan Year. The suspension of Matching Contributions shall continue in effect for Plan Years after 2011 unless and until changed by the Board.

2. In all respects not amended, the Plan is hereby ratified and confirmed.

WITNESS the following signatures as of the date first above written.

CHARMING SHOPPES, INC.

By	/s/ Eric M. Specter
Eric M. Specter, Executive Vice President

ATTEST:

/s/ Colin D. Stern
Colin D. Stern, Secretary

AMENDMENT 2009-2

TO THE CHARMING SHOPPES

VARIABLE DEFERRED COMPENSATION PLAN FOR EXECUTIVES

WHEREAS, Charming Shoppes, Inc. (the “Company”) maintains the Charming Shoppes Variable Deferred Compensation Plan for Executives (the “Plan”) for the benefit of its eligible employees.

WHEREAS, pursuant to authority granted to the Board of Directors of the Company (the “Board”) under Section 10.1 of the Plan, the Board has determined that it is appropriate to amend the Plan to continue to suspend Matching Contributions for the 2010 Plan Year, so that no Matching Contributions will be made with respect to employee deferrals after during the 2010 Plan Year.

NOW, THEREFORE, the Plan is amended as follows:

1. Effective January 1, 2010, Section 4.4(i) is hereby corrected to read “4.4(a)” and is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, as a result of the suspension of Matching Contributions under the Savings Plan, Matching Contributions under this Plan shall be suspended for the 2010 Plan Year, so that no Matching Contributions will be made with respect to Base Salary Deferrals or any Bonus Contribution Deferrals credited to this Plan after the Suspension Date during the 2010 Plan Year.

2. Effective January 1, 2010, “4.4(c)” is hereby corrected to read “4.4(b).”

3. In all respects not amended, the Plan is hereby ratified and confirmed.

WITNESS the following signatures as of the date first above written.

CHARMING SHOPPES, INC.

By	/s/ Eric M. Specter
Eric M. Specter, Executive Vice President

ATTEST:

/s/ Colin D. Stern
Colin D. Stern, Secretary

AMENDMENT 2009-1

TO THE CHARMING SHOPPES

VARIABLE DEFERRED COMPENSATION PLAN FOR EXECUTIVES

WHEREAS, Charming Shoppes, Inc. (the “Company”) maintains the Charming Shoppes Variable Deferred Compensation Plan for Executives (the “Plan”) for the benefit of its eligible employees.

WHEREAS, pursuant to authority granted to the Board of Directors under Section 10.1 of the Plan, the Board of Directors has determined that it is appropriate to amend the Plan to suspend Matching Contributions for the remainder of the 2009 Plan Year, effective as of the Suspension Date described below, so that no Matching Contributions will be made with respect to employee deferrals after the Suspension Date through December 31, 2009.

NOW, THEREFORE, the Plan is amended as follows:

1. Effective January 30, 2009, Section 4.4(i) is hereby corrected to read “4.4(a)” and is hereby amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, as a result of the suspension of Matching Contributions under the Savings Plan, Matching Contributions under this Plan shall be suspended for the remainder of the 2009 Plan Year, effective as of the Suspension Date described below, so that no Matching Contributions will be made with respect to Base Salary Deferrals or any Bonus Contribution Deferrals credited to this Plan after the Suspension Date through December 31, 2009. The Suspension Date for each Participant will be the first day of the applicable pay cycle for which the payment date is the first payment date in April 2009.

2. In all respects not amended, the Plan is hereby ratified and confirmed.

WITNESS the following signatures as of the date first above written.

CHARMING SHOPPES, INC.

By	/s/ Eric M. Specter
Eric M. Specter, Executive Vice President

ATTEST:

/s/ Colin D. Stern
Colin D. Stern, Secretary

AMENDMENT 2008-1 TO THE

CHARMING SHOPPES

VARIABLE DEFERRED COMPENSATION PLAN FOR EXECUTIVES

WHEREAS, Charming Shoppes, Inc. (the “Company”) maintains the Charming Shoppes Variable Deferred Compensation Plan for Executives (the “Plan”) for the benefit of eligible employees; and

WHEREAS, pursuant to the authority reserved to it under the Plan, the Company desires to amend the Plan to (i) fully vest Plan participants who will terminate employment with the Company and its affiliates due solely to the sale of Arizona Mail Order Company, Inc. to Norm Thompson Outfitters, Inc. effective upon the closing date of the sale transaction; (ii) require eligible employees making deferral elections for 2009 and subsequent years to elect to have all deferred amounts for each such year allocated to one of the two distribution options, with no opportunity to allocate some deferred compensation for a given year to both distribution options; and (iii) to reflect that the Variable Deferred Compensation Plan Committee has been delegated the authority to amend the Plan as it deems appropriate and to take such other action with respect to the Plan that it deems necessary or appropriate;

NOW THEREFORE, the Plan is amended, effective as of August 14, 2008, to read as follows:

1. Section 4.1(b)(ii) is amended to read as follows:

(ii) With respect to deferral elections for Plan Year 2009 and subsequent Plan Years, in each Enrollment Agreement, the Participant shall allocate his or her Base Salary Deferral and/or Bonus Compensation Deferral (and related Matching Contributions) for the Plan Year to one or the other (but not both) of the Distribution Options described in Section 5.2 ( i.e., to the Retirement Distribution Option or the In-Service Distribution Option). In no event shall a Participant be permitted to split deferral allocations for a Plan Year between the two Distribution Options. Once made, such deferral allocation shall be irrevocable.

2. Section 4.7(b) is amended to read as follows:

(b) Matching Contributions. A Participant shall become Vested in 25% of the Matching Contributions and related earnings after two Years of Service and 25% of the Matching Contributions and related earnings for each Year of Service in excess of two. After five Years of Service, a Participant will be 100% Vested in the Matching Contributions and related earnings. Notwithstanding the foregoing, a Participant shall become 100% vested in Matching Contributions and related earnings upon attainment of age 65 (age 55 if the Participant has 10 or more Years of Service), if the Participant is still an Employee. A Participant is automatically 100% Vested in the Matching Contributions and earnings if the Participant becomes Disabled or dies while an Employee or if a Change of Control occurs while the Participant is an Employee. Matching Contributions and related earnings are forfeited when a

Participant’s Service terminates, to the extent not then Vested. Notwithstanding the preceding or anything else in the Plan to the contrary, a Participant who terminates Service with the Company due solely to the sale of the Arizona Mail Order Company Inc. to Norm Thompson Outfitters, Inc. (the “Sale Transaction”) shall automatically become 100% Vested in the Matching Contributions and earnings as of the closing date of the Sale Transaction.

3. Section 10.1 is amended to read as follows:

10.1 Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Board of Directors of Charming Shoppes, in addition, the Committee is authorized to amend the Plan as it deems appropriate and to take such other actions as it deems necessary or appropriate; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such amendment, suspension, discontinuance or termination. In the event of termination, existing Accounts shall be paid in accordance with the terms of the Plan, or if such termination is made in accordance with the requirements of Treas. Reg. § 1.409A-3(j)(ix), in lump sum payments consistent with Code section 409A. If a Change of Control that constitutes a “change in control” event within the meaning of Code section 409A occurs, the Plan shall terminate as of the date of the Change of Control and the benefits payable based upon the balance of each Participant’s Accounts shall be distributed as soon as practicable thereafter, in accordance with the requirements of Treas. Reg. § 1.409A-3(j)(ix).

ATTEST:	CHARMING SHOPPES, INC.

/s/ Colin D. Stern	/s/ Eric M. Specter
Colin D. Stern	Eric M. Specter
Secretary	Executive Vice President

CHARMING SHOPPES

VARIABLE DEFERRED COMPENSATION PLAN

FOR EXECUTIVES

Amended and Restated Effective January 1, 2005

CHARMING SHOPPES

VARIABLE DEFERRED COMPENSATION PLAN

FOR EXECUTIVES

Amended and Restated Effective January 1, 2005

i

CHARMING SHOPPES

VARIABLE DEFERRED COMPENSATION PLAN

FOR EXECUTIVES

Amended and Restated Effective January 1, 2005

ARTICLE 1

Preamble

1.1 Purpose. The purpose of the Charming Shoppes Variable Deferred Compensation Plan for Executives (the “Plan”) is to provide a means whereby Charming Shoppes, Inc. (hereinafter referred to as “Charming Shoppes”) may afford increased financial security, on a tax-favored basis, to a select group of key management employees of the Company who have rendered and continue to render valuable services to the Company which constitute an important contribution towards the Company’s continued growth and success, by providing for additional future compensation so that such employees may be retained and their productive efforts encouraged.

1.2 Amended and Restated Plan. The Company hereby amends and restates the Plan, effective January 1, 2005. The Plan was previously amended and restated on several occasions, and the Limited and Lane Bryant deferred compensation plans were merged with and into the Plan. The Plan is further amended to merge the Arizona Mail Order Company, Inc. 2005 Deferred Compensation Plan (the “Arizona Mail Order 2005 Plan”) with and into the Plan, effective March 1, 2006. Any individual who is or becomes an Eligible Employee on or after January 1, 2005, and who wishes to participate in the Plan, shall be subject to the terms and conditions as set forth herein on or after that date. The Plan as amended and restated effective January 1, 2005 was subsequently amended, effective January 1, 2008, to change the maximum bonus deferral amount from 100% to 90% of Bonus Compensation.

1.3 Grandfathered Accounts. This January 1, 2005 amendment and restatement shall not affect Grandfathered Accounts (as defined below), which shall continue to be subject to, and governed by, the terms of the relevant plan as in effect on December 31, 2004, as set forth on the attached Exhibit A (Charming Shoppes Inc. Deferred Compensation Plan for Executives) and Exhibit B (Arizona Mail Order Company, Inc. Deferred Compensation Plan).

ARTICLE 2

Definitions

For ease of reference, the following definitions will be used in the Plan:

2.1 Affiliate. “Affiliate” means any firm, partnership, or corporation that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. “Affiliate” also includes any other organization similarly related to the Company that is designated as such by the Board.

2.2 Base Salary. “Base Salary” means with respect to a Participant for any Plan Year such Participant’s annual base salary, before deferral pursuant to this Plan or any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125. Any amount once taken into account as Base Salary for purposes of this Plan shall not be taken into account thereafter.

2.3 Base Salary Deferral. “Base Salary Deferral” means that portion of Base Salary as to which an Eligible Employee has made an election pursuant to Article 4.

2.4 Beneficial Owner, Beneficially Owns and Beneficial Ownership. “Beneficial Owner, Beneficially Owns and Beneficial Ownership” shall have the meanings ascribed to such terms for purposes of Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder, except that, for purposes of this definition, “Beneficial Ownership” (and the related terms) shall include Voting Securities that a Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, options or otherwise, regardless of whether any such right is exercisable within 60 days of the date as of which Beneficial Ownership is to be determined.

2.5 Beneficiary. “Beneficiary” means the person or persons designated as such in accordance with Section 10.3.

2.6 Board. “Board” means the Board of Directors of Charming Shoppes, Inc.

2.7 Bonus Compensation. “Bonus Compensation” means with respect to a Participant for any Plan Year such Participant’s annual bonus compensation before deferral pursuant to this Plan or any agreement or any other plan of the Company whereby compensation is deferred, including, without limitation, a plan whereby compensation is deferred in accordance with Code Section 401(k) or reduced in accordance with Code Section 125. “Bonus Compensation” also means with respect to a Participant for any Plan Year such Participant’s award from the Charming Shoppes, Inc. Long-Term Incentive Program before deferral pursuant to this Plan. Any amount once taken into account as Bonus Compensation for purposes of this Plan shall not be taken into account thereafter.

2.8 Bonus Compensation Deferral. “Bonus Compensation Deferral” means that portion of Bonus Compensation as to which an Eligible Employee has made an election pursuant to Article 4.

2.9 Break in Service. “Break in Service” means a Vesting Year during which a Participant is not credited with more than 500 Hours of Service.

2.10 Change of Control. “Change of Control” means and shall be deemed to have occurred if:

(a) any Person, other than the Company or a Related Party, acquires directly or indirectly the Beneficial Ownership of any Voting Security and immediately after such acquisition such Person has, directly or indirectly, the Beneficial Ownership of Voting Securities representing 20 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(b) those individuals who as of the day after the Charming Shoppes, Inc.’s annual shareholders meeting in the Plan Year prior to the determination constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the day after the Charming Shoppes, Inc.’s annual shareholders meeting in the Plan Year prior to the determination or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board ; or

(c) consummation of a merger, consolidation, recapitalization or reorganization of Charming Shoppes, Inc., a reverse stock split of outstanding Voting Securities, or an acquisition of securities or assets by Charming Shoppes, Inc. (a “Transaction”), or consummation of such a Transaction if shareholder approval is not obtained, other than a Transaction which would result in the holders of Voting Securities having at least 80 percent of the total voting power represented by the Voting Securities outstanding immediately prior thereto continuing to hold Voting Securities or voting securities of the surviving entity having at least 60 percent of the total voting power represented by the Voting Securities or the voting securities of such surviving entity outstanding immediately after such transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered; or

(d) the complete liquidation of Charming Shoppes, Inc. or sale or disposition by Charming Shoppes, Inc. of all or substantially all of Charming Shoppes, Inc.’s assets other than any such transaction which would result in Related Parties owning or acquiring more than 50 percent of the assets owned by Charming Shoppes, Inc. immediately prior to the transaction.

2.11 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.12 Committee. “Committee” means the persons appointed by Charming Shoppes, Inc. to administer the Plan.

2.13 Company. “Company” means Charming Shoppes, Inc. and any Affiliate which is authorized by the Board to adopt the Plan and cover its Eligible Employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliate. An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan and amendments thereto shall apply to the Eligible Employees of the Affiliate. In the event the designation is revoked by the board of directors of an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.

2.14 Company Stock. “Company Stock” means shares of common stock of Charming Shoppes, Inc.

2.15 Disabled. “Disabled” means a mental or physical condition which qualifies a Participant for benefits under the Charming Shoppes Long Term Disability Plan.

2.16 Distribution Option. “Distribution Option” means the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.

2.17 Distribution Option Account. “Distribution Option Account” or “Account” means, with respect to a Participant, the Retirement Distribution Account and/or the In-Service Distribution Account established on the books of account of the Company, pursuant to Section 5.1.

2.18 Earnings Crediting Options. “Earnings Crediting Options” means the options selected by the Participant from time to time pursuant to which earnings are credited to the Participant’s Distribution Option Accounts.

2.19 Effective Date. “Effective Date” means the effective date of the Plan as amended and restated, which is January 1, 2005.

2.20 Eligible Employee. “Eligible Employee” means an Employee who is a member of the group of selected management and/or highly compensated Employees of the Company designated by the Company’s Chief Executive Officer as eligible to participate in the Plan.

2.21 Employee. “Employee” means any person employed by the Company or an affiliate on a regular full-time salaried basis or who is an officer of the Company or an affiliate.

2.22 End Termination Date. “End Termination Date” means the date of termination of a Participant’s Service with the Company and its Affiliates.

2.23 Enrollment Agreement. “Enrollment Agreement” means the written authorization form which an Eligible Employee files with the Committee to participate in the Plan.

2.24 Equity Plans. “Equity Plans” means Charming Shoppes, Inc.’s 1993 Employees Stock Incentive Plan, 1999 Associates Stock Incentive Plan, 2000 Associates Stock Incentive Plan and 2004 Stock Award and Incentive Plan and any similar plan adopted by Charming Shoppes, Inc after the Effective Date.

2.25 Excess Compensation. “Excess Compensation” means amounts of Base Salary and Bonus Compensation equal to the excess, if any, of (a) the sum of the Participant’s Base Salary and Bonus Compensation over (b) the maximum amount of compensation permitted to be taken into account under the terms of the Savings Plan.

2.26 Fair Market Value. “Fair Market Value” with respect to Company Stock means: (i) if the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq Stock Market, Inc.(“Nasdaq”) the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Board determines; or (ii) if the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth below, the Fair Market Value per share shall be as determined by the Committee.

2.27 Grandfathered Account. “Grandfathered Account” means that portion of an Eligible Employee’s Distribution Option Account that was earned and vested as of December 31, 2004, and shall include earnings credited to such amount under the terms of the Plan. The term “Grandfathered Account” includes the account balance of an Eligible Employee who was a participant under the Charming Shoppes Deferred Compensation Plan as in effect on December 31, 2004 or the Arizona Mail Order Company, Inc. Deferred Compensation Plan that was earned and fully vested as of December 31, 2004. The Grandfathered Account shall be calculated in accordance with section 409A of the Code. The Company shall maintain a separate record of Grandfathered Accounts. All Grandfathered Accounts, other than Grandfathered Accounts with respect to account balances under the Arizona Mail Order Company, Inc. Deferred Compensation Plan, shall be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004, attached hereto as Appendix A. Grandfathered Accounts with respect to account balances under the Arizona Mail Order Company, Inc. Deferred Compensation Plan, shall be subject to, and governed by, the terms of the Arizona Mail Order Company, Inc. Deferred Compensation Plan as in effect on December 31, 2004, attached hereto as Appendix B.

2.28 Hour of Service. “Hour of Service” means each hour for which an Employee is directly or indirectly paid or entitled to be paid by the Company or an Affiliate for the performance of employment duties and each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Company or an Affiliate. These hours shall be credited to an Employee for the computation period during which his or her employment duties were performed or to which a back pay agreement or award pertains irrespective of when payment is made. No Employee shall be credited with duplicate Hours of Service as a result of a back pay agreement or award. An Employee shall also be credited with one Hour of Service for each hour for which the Employee is directly or indirectly paid, or entitled to payment, by the Company or an Affiliate on account of a period during which no duties are performed due to vacation, holiday, illness, incapacity, disability, layoff, jury duty or Leave of Absence; provided, however, that not more than 501 Hours of Service shall be credited to an Employee under this sentence on account of any single, continuous period during which the Employee performs no duties, and provided further that no credit shall be given if payment is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws, or is made solely to reimburse an Employee for medical or medically related expenses incurred by the Employee.

(a) For purposes of determining the number of Hours of Service completed in any applicable computation period, the Committee may maintain accurate records of actual hours completed for all Employees. The number of Hours of Service to be credited to an Employee for periods during which no employment duties are performed shall be determined in accordance with sections 2530.200b-2(b) and 2530.200b-2(c) of the Department of Labor regulations in Title 29 of the Code of Federal Regulations.

(b) If the Committee does not maintain records of actual Hours of Service, an Employee shall be credited with 45 Hours of Service for each week in which such Employee would otherwise be credited with at least one Hour of Service.

(c) Solely for the purpose of preventing a Break in Service, an Employee shall be credited with Hours of Service during an absence by reason of:

(i) the pregnancy of the Employee;

(ii) the birth of a child of the Employee;

(iii) the placement of a child with the Employee in connection with the adoption of such child by the Employee; or

(iv) for purposes of caring for a child beginning immediately after such birth or placement;

provided the Employee shall, during the period of his or her absence, be credited with the number of Hours of Service which would have been credited to him at his or her normal work rate but for such absence, or, if the number of Hours of Service based on a normal rate is indeterminable, the Employee shall be credited with eight Hours of Service per day of such absence. Notwithstanding the foregoing, the Employee shall be credited with no more than 501 Hours of Service during said absence. These hours shall be credited to the Break in Service computation period in which the absence began if necessary to avoid a Break in Service or, if not necessary, then to the following computation period. The Employee shall be responsible for reporting to the Committee any Hours of Service that are to be credited under this Section 2.28. Nothing contained in the Section shall be deemed to expand or extend any maternity or paternity leave policy of the Company or an Affiliate.

2.29 In-Service Distribution Account. “In-Service Distribution Account” means the Account maintained for a Participant to which Base Salary Deferrals and/or Bonus Compensation Deferrals and Matching Contributions are credited pursuant to the Participant’s election in accordance with Section 4.1.

2.30 In-Service Distribution Option. “In-Service Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 6.3.

2.31 Leave of Absence. “Leave of Absence” means any temporary absence from employment authorized by the Company or an Affiliate based on its normal practices.

2.32 Matching Contributions. “Matching Contributions” are those credited to a Participant’s Distribution Option Accounts by the Company pursuant to Section 4.4.

2.33 Matching Units. “Matching Units” are those credited to a Participant’s Distribution Option Accounts by the Company pursuant to Section 4.6(d).

2.34 Participant. “Participant” means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4. A Participant shall also mean an Eligible Employee who was a participant under the Limited Plan, the Lane Bryant Plan and/or the Arizona Mail Order 2005 Plan with respect to any prior account balances in such plans that are consolidated under this Plan.

2.35 Person. “Person” shall have the meaning ascribed for purposes of Section 13(d) of the Exchange Act and the rules thereunder.

2.36 Plan. “Plan” means this plan, called the Charming Shoppes Variable Deferred Compensation Plan for Executives, as amended from time to time.

2.37 Plan Year. “Plan Year” means the 12 month period beginning on each January 1 and ending on the following December 31.

2.38 Related Party. “Related Party” means (a) a majority-owned subsidiary of Charming Shoppes, Inc.; or (b) a trustee or other fiduciary holding securities under an employee benefit plan of Charming Shoppes or any majority-owned subsidiary of Charming Shoppes, Inc.; or (c) a corporation owned directly or indirectly by the shareholders of Charming Shoppes, Inc. in substantially the same proportion as their ownership of Voting Securities.

2.39 Retirement. “Retirement” means the termination of the Participant’s Service with the Company and its Affiliates (for reasons other than death) at or after attainment of age 65, or, if the Participant has 10 or more years of Service, at or after attainment of age 55.

2.40 Retirement Distribution Account. “Retirement Distribution Account” means the Account maintained for a Participant to which Base Salary Deferrals, Bonus Compensation Deferrals, and Matching Contributions are credited pursuant to the Participant’s election in accordance with Section 4.1 and to which Company Stock Units and/or Matching Units, if any, are credited in accordance with Section 4.6.

2.41 Retirement Distribution Option. “Retirement Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 6.2.

2.42 Savings Plan. “Savings Plan” means the Charming Shoppes, Inc. Employees’ Retirement Savings Plan.

2.43 Service. “Service” means the period of time during which an employment relationship exists between an Employee and the Company or an affiliate, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid.

2.44 Unit. “Unit” means a phantom share of Company Stock, which is credited to a Participant’s Retirement Distribution Account as described in Section 4.6.

2.45 Vesting or Vested. “Vesting” or “Vested” refers to the Participant’s permanent ownership rights to amounts credited to the Participant’s account under this plan.

2.46 Vesting Year. “Vesting Year” means the twelve consecutive month period beginning with a Participant’s date of hire.

2.47 Voting Securities. “Voting Securities” means any securities of Charming Shoppes which carry the right to vote generally in the election of directors.

2.48 Year of Service. A “Year of Service” for Vesting purposes is a twelve-month period beginning on a Participant’s date of hire. If a Participant incurs a Break in Service, his Years of Service before that Break in Service (and not disregarded by reason of any prior Break in Service) shall be taken into account only if following the Break in Service the Participant completes one Year of Service, and:

(a) before the Break in Service the Participant had a Vested interest in his or her accrued benefits under the Plan; or

(b) the aggregate number of the Participant’s consecutive Breaks in Service is less than five.

ARTICLE 3

Administration of the Plan

3.1 Committee. The Committee is hereby authorized to administer the Plan and establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan, to make determinations, including factual determinations, and to determine the rights, if any, of Participants and Beneficiaries under the Plan. The Committee’s resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member’s interest in the Plan as a Participant.

ARTICLE 4

Participation

4.1 Election to Participate.

(a) Annual Elections. Annually, and in accordance with Code section 409A, all Eligible Employees will be offered the opportunity to defer Base Salary and Bonus Compensation to be earned in the following Plan Year. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee before the beginning of such Plan Year. Notwithstanding the foregoing, an Eligible Employee may defer that portion of Bonus Compensation attributable to an award from the Charming Shoppes, Inc. Long-Term Incentive Program, provided such election is made in accordance with Code section 409A and is made no later than six months before the end of the performance period attributable to such award, or such other time as determined by the Committee.

(b) Enrollment Agreement.

(i) Pursuant to an Enrollment Agreement, a Participant shall irrevocably elect (a) the whole percentage of Base Salary and Bonus Compensation that will be deferred for a Plan Year, and (b) the Distribution Option Accounts to which such deferred amounts will be credited. A Participant may elect to defer up to 77% of Base Salary (or up to 80% of Base Salary, in the case of Excess Compensation) or up to 100% of Bonus Compensation for the Plan Year (90% of Bonus Compensation for Plan Years beginning on and after January 1, 2008), calculated in each case after required payroll tax deductions. However, any election by a Participant to defer Base Salary or Bonus Compensation for any Plan Year by less than 2%, or such other amount as the Committee may determine from time to time, shall not be given effect. The Enrollment Agreement shall be in such form, and the deferral election shall be made at such time, as the Committee directs, in accordance with Code section 409A.

(ii) In each Enrollment Agreement, the Participant shall allocate his or her Base Salary Deferral and/or Bonus Compensation Deferral (and related Matching Contributions) for the Plan Year between the Distribution Options described in Section 5.2 ( i.e., Retirement Distribution Option or In-Service Distribution Option) in increments of one percent, provided, however that 100 percent of such deferrals and Matching Contributions may be allocated to one or the other of the Distribution Options. Once made, such allocation shall be irrevocable.

(iii) Each Enrollment Agreement filed by an Eligible Employee shall also set forth the Participant’s election as to the time and manner of distribution from the Retirement Distribution Account and/or In-Service Distribution Account of all amounts to be credited to such Accounts for the Plan Year under the Enrollment Agreement (and earnings thereon) in accordance with the rules set forth under Article 6.

4.2 Acknowledgement of Committee’s Authority. A Participant’s execution of the Enrollment Agreement shall also constitute acknowledgment that all decisions, interpretations and determinations by the Committee shall be final and binding on the Company, Affiliates, Participants, Beneficiaries and any other persons having or claiming an interest thereunder.

4.3 New Eligible Employees. The Committee may, in its discretion, permit newly Eligible Employees (within the meaning of Treas. Reg. §1.409A-2(a)(7)) who are hired by the Company after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the date the Employee becomes an Eligible Employee but, in any event, within 30 days after such date. Any election by an Eligible Employee, pursuant to this Section, to defer Base Salary and/or Bonus Compensation shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed, consistent with Code section 409A.

4.4 Matching Contributions.

(i) An Eligible Employee who elects to participate in the Plan pursuant to Section 4.1 and/or Section 4.3 shall be eligible to receive Matching Contributions by the Company if, and only when, such Eligible Employee is eligible to receive matching contributions under the Savings Plan. The amount of such Matching Contributions for a Plan Year shall be 50% of the Base Salary Deferrals and Bonus Compensation Deferrals made under this Plan to the extent that such deferrals do not exceed 3% of Base Salary and Bonus Compensation; provided, however, that, for deferrals with respect to Excess Compensation, Matching Contributions (at the rate of 50%) will be made to the extent that such deferrals do not exceed 6% of Base Salary and Bonus Compensation.

(b) Matching Contributions will be credited to the Distribution Option Account to which the matched Base Salary Deferrals or Bonus Compensation Deferrals are credited. Matching Contributions will be credited as frequently as determined by the Committee, acting on behalf of the Company, but in any event at least once per year. Matching Contributions will be credited as soon as practicable for a Participant’s final year of participation.

4.5 Transfer of Limited Plan, Lane Bryant Plan and/or Arizona Mail Order 2005 Plan Balances. Accounts shall be established under this Plan for the former participants in the Limited Plan, Lane Bryant Plan and Arizona Mail Order 2005 Plan who had accounts under those plans as of the effective date of the merger of the applicable plan into this Plan. An Eligible Employee who was a participant under the Limited Plan or the Lane Bryant Plan shall have his or her prior balances under such plans consolidated and credited to a Retirement Distribution Account for such individual. The Earnings Crediting Options available under Article 5 shall apply to such account. Former participants in the Lane Bryant Plan shall also have available to them a hypothetical investment alternative provided under the Lane Bryant Plan as determined by the Committee for their accounts transferred from the Lane Bryant Plan. With respect to an Eligible Employee who was a participant under the Arizona Mail Order 2005 Plan, the Eligible Employee’s prior account balances that were credited to an in-service account shall be credited to an In-Service Distribution Account under this Plan and all other prior account balances shall be credited to a Retirement Distribution Account under this Plan. The Earnings Crediting Options available under Article 5 shall apply to such accounts.

4.6 Company Stock Deferrals; Units; Matching Units.

(a) Eligibility for Deferral of Company Stock. The Company, in its sole and absolute discretion, may permit selected Eligible Employees to elect to defer all or a portion of the shares of Company Stock that they would otherwise receive upon the lapse of restrictions applicable to the restricted stock awards or restricted stock unit awards made to such Eligible Employees under one or more of the Equity Plans. Company Stock may only be deferred into a Retirement Distribution Account.

(b) Form and Timing of Election. An election to defer Company Stock must be made on such date as the Committee may specify in accordance with Code section 409A. An Eligible Employee may make an election by filing a completed and fully executed Enrollment Agreement with the Committee. In no event may an Eligible Employee revoke his or her election to defer receipt of all or part of his Company Stock once made.

(c) Deferral of Company Stock. Upon receipt by the Committee of an Eligible Employee’s completed and executed Enrollment Agreement for the deferral of Company Stock, the Company shall credit the Eligible Employee’s Retirement Distribution Account with a number of Units equal to the number of shares of Company Stock that the Eligible Employee elected to defer. If the Eligible Employee elected to defer a restricted stock award, the restricted stock award shall be cancelled with respect to the number of shares of Company Stock that the Eligible Employee elected to defer.

(d) Matching Units. Matching Units shall be credited to an Eligible Employee’s Retirement Distribution Account as follows:

(i) If an Eligible Employee elects to defer Company Stock, the Committee will determine whether the value of the deferred Company Stock upon vesting, when aggregated with all other compensation payable to the Eligible Employee for the fiscal year in which such vesting occurs (including amounts deferred from current compensation for the fiscal year under this Plan to a Retirement Distribution Account), would have otherwise (if not deferred) been in excess of Code section 162(m)’s limit on deductible compensation (the “162(m) limit”). If the 162(m) limit would have been exceeded for the year in which the deferred Company Stock vests, the Company shall credit to such Eligible Employee’s Retirement Distribution Account a Unit equivalent to two-tenths of a share of Company Stock for every share of Company Stock that the Eligible Employee elected to defer (but only to the extent that such shares would have otherwise cause the Eligible Employee’s compensation to exceed the 162(m) limit). The Matching Unites shall be credited such that for every five shares of Company Stock an Eligible Employee elects to defer (but only to the extent that such shares would have otherwise caused the Eligible Employee’s compensation to exceed the 162(m) limit), the Company shall credit a number of Units equivalent to one whole share of Company Stock to such Eligible Employee’s Retirement Distribution Account.

(ii) For every dollar of cash compensation (Base Salary and Bonus Compensation) that an Eligible Employee elects to defer under the Plan to his or her Retirement Distribution Account, that, when aggregated with all other compensation payable to the Eligible Employee for the fiscal year, would have been in excess of the 162(m) limit (including the value of any deferred Company Stock under this Plan that vests during the fiscal year), the Company shall credit Matching Units at a rate of 20% of the excess amount to the Eligible Employee’s Retirement Distribution Account as follows: The Company shall credit such Eligible Employee’s Retirement Distribution Account with a number of Units of Company Stock calculated by dividing 20% of the amount of such cash compensation in excess of the 162(m) limit by the Fair Market Value of Company Stock on the last day of the fiscal year as of which the Matching Units are credited to the Retirement Distribution Account pursuant to subsection (iii) below. An Eligible Employee will not receive Matching Units with respect to any compensation that is deferred to an In-Service Distribution Account.

(iii) Matching Units shall be credited to the Eligible Employee’s Retirement Distribution Account as of the last day of the fiscal year of the Company for which the deferred Company Stock or cash compensation would otherwise have been deductible by the Company, after it is determined whether and to what extent an Eligible Employee’s compensation would have exceeded the 162(m) limit had no deferral of Company Stock or cash compensation been made. If an Eligible Employee defers a combination of Company Stock, Base Salary and Bonus Compensation and only a portion of such compensation would exceed the 162(m) limit, Matching Units shall be applied to such compensation in excess of the 162(m) limit in the following order: (i) Company Stock deferrals, (ii) Base Salary deferrals and (iii) Bonus Compensation deferrals.

(e) Dividends. If dividends are declared with respect to shares of Company Stock, the amount of the dividend that would have been distributed with respect to the Units allocated to a Participant’s Retirement Distribution Account, had each such whole Unit been a share of Company Stock, shall be converted into additional Units based on the Fair Market Value of the Company Stock on the date the dividend is paid. The additional Units shall be credited to a Participant’s Retirement Distribution Account as of the date the dividends are paid. All Units attributable to dividends shall become Vested, or shall be forfeited, according to the vesting of the Units to which they relate.

(f) Distribution. Distribution of Vested amounts credited under this Section 4.6 shall be made in accordance with the provisions of Section 6.2; provided that all distributions attributable to Matching Units and Units representing deferred Company Stock (including Units attributable to dividends) shall be made in Company Stock.

4.7 Vesting.

(a) Base Salary; Bonus Compensation Deferrals. A Participant shall always be 100% Vested in Base Salary Deferrals, Bonus Compensation Deferrals, and related earnings.

(b) Matching Contributions. A Participant shall become Vested in 25% of the Matching Contributions and related earnings after two Years of Service and 25% of the Matching Contributions and related earnings for each Year of Service in excess of two. After five Years of Service, a Participant will be 100% Vested in the Matching Contributions and related earnings. Notwithstanding the foregoing, a Participant shall become 100% vested in Matching Contributions and related earnings upon attainment of age 65 (age 55 if the Participant has 10 or more Years of Service), if the Participant is still an Employee. A Participant is automatically 100% Vested in the Matching Contributions and earnings if the Participant becomes Disabled or dies while an Employee or if a Change of Control occurs while the Participant is an Employee. Matching Contributions and related earnings are forfeited when a Participant’s Service terminates, to the extent not then Vested.

(c) Company Stock Deferral; Matching Units on Deferred Company Stock. The Units credited to Participant’s Retirement Distribution Account with respect to a deferral of Company Stock pursuant to Section 4.6 shall be subject to the vesting requirements set forth in the applicable Equity Plan and the restricted stock agreement or restricted stock unit agreement governing the Company Stock deferred by the Participant under the applicable Equity Plan. The Matching Units with respect to Units attributable to Deferred Company Stock shall vest on the same terms as the Units to which they relate.

(d) Matching Units on Deferred Cash Compensation. The Matching Units credited to a Participant’s Retirement Distribution Account pursuant to Section 4.6 with respect to a deferral of cash compensation shall be 100% Vested at all times.

4.8 2005 Special Elections. For the 2005 Plan Year, as permitted by IRS Notice 2005-1, (i) an Eligible Employee may make an election on or before March 15, 2005 to defer Base Salary or Bonus Compensation for services performed on or before December 31, 2005, provided the amounts to which the deferral election relates have not been paid or become payable at the time of the election, and (ii) an Eligible Employee may elect in writing in 2005 to cancel a deferral election with respect to amounts that are earned in 2005 and are subject to section 409A of the Code, and to receive payment of such cancelled deferral amount in 2005 or on such later date on which the cancelled deferral amount vests, according to procedures established by the Committee in accordance with IRS Notice 2005-1.

ARTICLE 5

Distribution Option Accounts

5.1 Distribution Option Accounts.

(a) The Committee shall establish and maintain separate Distribution Option Accounts with respect to a Participant. A Participant’s Distribution Option Accounts shall consist of a Retirement Distribution Account and an In-Service Distribution Account.

(b) The amount of Base Salary and/or Bonus Compensation deferred pursuant to Section 4.1 or Section 4.3 shall be credited by the Company to the Participant’s Distribution Option Accounts no later than the first day of the month following the month in which such Base Salary and/or Bonus Compensation would otherwise have been paid, in accordance with the Distribution Option irrevocably elected by the Participant in the annual Enrollment Agreement. Any Company Stock deferred pursuant to Section 4.6 shall be credited by the Company to the Participant’s Distribution Option Accounts as of the date the shares are deferred following the Committee’s receipt of the Participant’s completed and executed Enrollment Agreement. Matching Units and Units attributable to dividends as described in Section 4.6 shall be credited to the Participant’s Distribution Option Accounts as described in Section 4.6. Matching Contributions, when credited, are credited to the Distribution Option Accounts in the same proportion as the Base Salary and/or Bonus Compensation they match.

(c) The Participant’s Distribution Option Accounts shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to this Plan.

5.2 Earnings on Distribution Option Accounts.

(a) Except as provided in subsection (b) below, a Participant’s Distribution Option Account shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate each of their Retirement Distribution Account and In-Service Distribution Account among the Earnings Crediting Options available under the Plan only in whole percentages of not less than one percent. The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of the corresponding investment portfolios of the Hudson River Trust or EQ Advisers Trust, open-end management investment companies under the Investment Company Act of 1940, as amended from time to time, or such other investment fund(s) as the Company may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. The Company reserves the right, on a prospective basis, to add or delete Earnings Crediting Options.

(b) The value of any Matching Units and any Units credited to an Eligible Employee’s Distribution Option Accounts pursuant to Section 4.6 shall be based on the Fair Market Value of shares of Company Stock and shall not be subject to the provisions of subsection (a) above relating to Earnings Crediting Options.

5.3 Earnings Crediting Options. Except as otherwise provided pursuant to Section 5.2, the Earnings Crediting Options available under the Plan shall consist of hypothetical investment alternatives which correspond to certain investment portfolios of both the Hudson River Trust and EQ Advisers Trust. Notwithstanding that the rates of return credited to Participants’ Distribution Option Accounts under the Earnings Crediting Options are based upon the actual performance of the corresponding portfolios of these Trusts, or such other investment funds as the Company may designate, the Company shall not be obligated to invest any Base Salary and/or Bonus Compensation deferred by Participants under this Plan, Matching Contributions, or any other amounts, in such portfolios or in any other investment funds.

5.4 Changes in Earnings Crediting Options. A Participant may change the Earnings Crediting Options to which his Distribution Option Accounts are deemed to be allocated in accordance with procedures established by the Committee. Each such change may include (a) reallocation of the Participant’s existing Accounts in whole percentages of not less than one percent, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Accounts in the future, as the Participant may elect.

5.5 Valuation of Accounts. The value of a Participant’s Distribution Option Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Accounts.

5.6 Statement of Accounts. The Committee shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Option Accounts.

5.7 Distributions from Accounts. Any distribution made to or on behalf of a Participant from one or more of his Distribution Option Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

ARTICLE 6

Benefits To Participants

6.1 Election of Time and Manner of Distribution Option Payments. In each annual Enrollment Agreement filed with the Committee or in the election form described in Section 6.7 or 6.8, an Eligible Employee shall elect the time and manner of payment pursuant to which the amounts credited to the Eligible Employee’s Distribution Option Accounts under that Enrollment Agreement (including earnings thereon) will be paid, in accordance with the options set forth in Sections 6.2 and 6.3, as modified in accordance with Sections 6.7 and/or 6.8, if applicable.

6.2 Benefits Under the Retirement Distribution Option. Benefits under the Retirement Distribution Option shall be equal to the value of the Vested portion of amounts credited to the Participant’s Retirement Distribution Account as of the distribution date. Annual installments (if any) shall be an amount equal to (i) the value of such Retirement Distribution Account as of the distribution date, divided by (ii) the number of installments remaining. Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

(a) Form of Payment Upon Retirement. A Participant’s Retirement Distribution Account shall be distributed in one of the following methods, as elected by the Participant pursuant to Section 6.1: (i) in a lump sum or (ii) in 5 or 10 annual installments. The first annual payment shall be made as soon as practicable (but no later than 90 days) following the Participant’s Retirement, except as required by Section 6.6, and each subsequent payment shall be due on each following anniversary of the Participant’s Retirement date for the specified number of years. If a Participant makes no election as to form of payment, the Retirement Distribution Account will be paid in a lump sum as soon as practicable (but no later than 90 days) following the Participant’s Retirement, except as required by Section 6.6. All distributions attributable to Matching Units and Units representing deferred Company Stock (including Units attributable to dividends) shall be made in Company Stock.

(b) Benefits Upon Termination of Employment. In the case of a Participant’s termination of Service prior to the earliest date on which the Participant is eligible for Retirement, other than on account of becoming Disabled or by reason of death, the Vested portion of a Participant’s Retirement Distribution Account, determined as of the distribution date, shall be distributed in a lump sum as soon as practicable (but no later than 90 days) following the Participant’s End Termination Date, except as required by Section 6.6.

6.3 Benefits Under the In-Service Distribution Option. Benefits under the In-Service Distribution Option shall be equal to the Vested amount credited to the Participant’s In-Service Account as of the distribution date. Benefits under the In-Service Distribution Account shall be paid to a Participant as follows:

(a) Payment of In-Service Distributions. The Vested portion of a Participant’s In-Service Account shall be distributed in a lump sum payment on the date designated by the Participant in the Enrollment Form, except as described below.

(b) Prior In-Service Period. If a Participant’s In-Service Account includes amounts deferred for an In-Service Period that began before the Effective Date, that portion of the Vested In-Service Account that is not a Grandfathered Account shall be distributed in a lump sum or installments payable over 2, 3, 4 or 5 years, as elected by the Participant in the Enrollment Form. The first payment shall be made on the date elected by the Participant in the Enrollment Form, and each subsequent payment shall be made on each following anniversary of the commencement date for the specified number of years. Annual installments (if any) shall be an amount equal to (i) the value of such Vested In-Service Distribution Account as of the distribution date divided by (ii) the number of installments remaining. If a Participant makes no election as to the form of payment, the In-Service Distribution Account will be paid in a lump sum.

(c) Benefits Upon Termination of Employment. Notwithstanding the provisions of 6.3(a) and (b), in the event the Participant’s Service terminates prior to the date elected by the Participant, other than on account of becoming Disabled or by reason of death, the Vested portion of such In-Service Distribution Account shall be distributed in a lump sum as soon as practicable (but no later than 90 days) following the Participant’s End Termination Date.

6.4 Distribution following Change of Control. In the event of a Change of Control that is a “change in control event” as determined under the regulations under Code section 409A, notwithstanding anything else in this Article 6 to the contrary, the Participant’s Distribution Option Accounts shall be distributed in a single lump sum as soon as practicable (but no later than 90 days) following the occurrence of the Change of Control consistent with Code section 409A.

6.5 Mandatory Cash-Out. Notwithstanding anything in this Article 6, or Article 7 or 8 to the contrary, in the event that the value of a Participant’s Vested Distribution Option Accounts (including any Grandfathered Accounts and amounts credited to a Participant under the Company’s Supplemental Executive Retirement Plan or any other account balance deferred compensation plan that is required to be aggregated with this Plan under Code section 409A) is less than $50,000 at the time of the Participant’s End Termination Date, the Participant’s Vested

Distribution Option Account under this Plan (excluding Grandfathered Accounts) will be paid to the Participant (or his or her Beneficiary, in the event of benefits payable upon the death of the Participant) in a lump sum as soon as practicable (but no later than 90 days) following his End Termination Date.

6.6 Special Rule for Key Employees.

(a) Notwithstanding any provision of the Plan to the contrary, if a Participant who is a Key Employee (as defined below) becomes entitled to receive a distribution on account of separation from Service, the distribution may not be made earlier than six months following the date of the Participant’s separation from Service, if required by Code section 409A and the regulations thereunder. If distributions are delayed pursuant to Code section 409A, the accumulated amounts withheld on account of Code section 409A shall be paid on the first business day after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of section 409A shall be paid to the Participant’s Beneficiary as soon as practicable (but no later than 90 days) after the date of the Participant’s death.

(b) The term “Key Employee” means an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of sections 416(i) and 409A of the Internal Revenue Code and the regulations issued thereunder. The terms of this paragraph 6.6(b) shall not apply to Grandfathered Accounts, which shall continue to be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004.

6.7 Special 2006 and 2007 Elections. Notwithstanding anything in Article 4 or this Article 6 to the contrary, to the extent permitted under section 409A of the Code and the regulations issued thereunder, a Participant may make a new election on or before December 31, 2007 as to the time and manner of payment of amounts credited to his or her Retirement Distribution Account and/or In-Service Distribution Account, on such terms as shall be determined by the Committee. Notwithstanding the preceding, a Participant shall not be permitted in calendar year 2006 to (a) change payment elections in a manner that will defer distribution of amounts that the Participant otherwise would have received in 2006 or (b) cause payments to be made in 2006 pursuant to the special 2006 election. A Participant shall not be permitted in calendar year 2007 to (a) change payment elections in a manner that will defer distribution of amounts that the Participant otherwise would have received in 2007 or (b) cause payments to be made in 2007 pursuant to the special 2007 election.

6.8 Special Second Election Rules. To the extent permitted under section 409A of the Code and the regulations issued thereunder, a Participant may change the distribution option previously selected for any Distribution Option at any time by submitting a new distribution election form to the Committee. However, a change in time or manner of any distribution shall be effective only if: (a) the Committee receives the new distribution election form at least 12 full months before distributions under the Plan related to that change would otherwise commence, (b)

the new distribution election is not effective for a period of 12 months from the date made, (c) the first payment with respect to which the new election is made is deferred for a period of five years from the date such payment otherwise would have been made, and (d) the new election does not result in an impermissible acceleration of payment as described in Code section 409A and the regulations thereunder.

6.9 Grandfathered Accounts. The terms of this Plan as amended and restated effective January 1, 2005, including this Article 6, shall not apply to Grandfathered Accounts, which shall continue to be subject to, and governed by, the terms of the Plan as in effect on December 31, 2004.

ARTICLE 7

Disability

Subject to the provision of Section 6.5, in the event a Participant becomes Disabled, the Participant’s right to make any further deferrals under this Plan shall terminate as of the date for which the Participant first receives benefits under the Company’s Long-Term Disability Benefit Plan, as amended from time to time. The Participant’s Distribution Option Accounts shall continue to be credited with earnings or dividends, as applicable, in accordance with Section 5.2 or Section 4.6 until such Accounts are fully distributed. For purposes of this Plan, a Disabled Participant will not be treated as having terminated Service. The Participant’s Retirement Distribution Account shall be distributed as soon as practicable (but no later than 90 days) following the later of (a) the date on which the Participant first becomes eligible for Retirement, or (b) the date on which the Participant first becomes Disabled within the meaning of Code section 409A. The Participant’s Retirement Distribution Account shall be distributed to the Participant in accordance with the form of payment elected by the Participant in the applicable Enrollment Agreement. The Disabled Participant’s In-Service Distribution Account will be distributed to the Participant in accordance with Section 6.3. Notwithstanding the foregoing, in no event will distribution be made with respect to Units credited to a Participant’s Retirement Distribution Account attributable to deferred Company Stock prior to the time such Units are Vested in accordance with Section 4.6(d); any such Units that are not Vested when distribution under this Article 7 commences, if not otherwise forfeited under the terms of the applicable Equity Plan and the restricted stock agreement or restricted stock unit agreement governing the Company Stock deferred by the Participant, will be distributed on the 5th day after they vest.

ARTICLE 8

Survivor Benefits

8.1 Death of Participant Prior to the Commencement of Benefits. Subject to the provisions of Section 6.5, in the event of a Participant’s death prior to the commencement of benefits in accordance with Article 6 benefits shall be paid to the Participant’s Beneficiary, as determined under Section 10.3, pursuant to Section 8.2 or 8.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

8.2 Survivor Benefits Under the Retirement Distribution Option. In the case of a Participant with respect to whom the Company has credited amounts to a Retirement Distribution Account, and who dies prior to the commencement of benefits under such Retirement Distribution Account pursuant to Section 6.2, distribution of such Retirement Distribution Account shall be made in a lump sum as soon as practicable (but no later than 90 days) following the date of the Participant’s death. The amount of such lump sum benefit payable in accordance with this Section shall equal the value of such Vested Retirement Distribution Account as of the distribution date.

8.3 Survivor Benefits Under the In-Service Distribution Option. In the case of a Participant with respect to whom the Company has credited amounts to an In-Service Distribution Account, and who dies prior to the date on which such In-Service Distribution Account is to be paid pursuant to Section 6.3, distribution of such In-Service Distribution Account shall be made in a lump sum as soon as practicable (but no later than 90 days) following the date of the Participant’s death. The amount of such lump sum benefit payable in accordance with this Section shall equal the value of such Vested In-Service Distribution Account as of the distribution date.

8.4 Death of Participant After Benefits Have Commenced. In the event a Participant who elected payment of benefits in the form of annual installment under Article 6 dies after benefit payments have commenced, but before the entire balance of such Retirement Distribution Account and/or In-Service Distribution Account has been paid, any remaining installments shall continue to be paid to the Participant’s Beneficiary, as determined under Section 10.3, at such times and in such amounts as they would have been paid to the Participant had he or she survived.

ARTICLE 9

Emergency Benefit

9.1 Unforeseen Financial Emergency. In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the Vested portion of his Distribution Option Account, as soon as practicable following such determination, an amount necessary to meet the emergency, including amounts for any and all taxes as may be required pursuant to Section 10.9 (the “Emergency Benefit”). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Emergency Benefits shall be paid first from the Participant’s Vested In-Service Distribution Account, if any, to the extent the balance of such In-Service Distribution Account is sufficient to meet the emergency. If the distribution exhausts the Vested In-Service Distribution Account, the Vested Retirement Distribution Account may be accessed. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit in accordance with this Article, no further benefit shall be payable to the Participant under this Plan. It is intended that the Committee’s determination as to whether a Participant has suffered an “unforeseeable financial emergency” shall be made consistent with the requirements under Code section 409A.

ARTICLE 10

Miscellaneous

10.1 Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Board of Directors of Charming Shoppes; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such amendment, suspension, discontinuance or termination. In the event of termination, existing Accounts shall be paid in accordance with the terms of the Plan, or if such termination is made in accordance with the requirements of Treas. Reg. § 1.409A-3(j)(ix), in lump sum payments consistent with Code section 409A. If a Change of Control that constitutes a “change in control” event within the meaning of Code section 409A occurs, the Plan shall terminate as of the date of the Change of Control and the benefits payable based upon the balance of each Participant’s Accounts shall be distributed as soon as practicable thereafter, in accordance with the requirements of Treas. Reg. § 1.409A-3(j)(ix).

10.2 Claims Procedure.

(a) Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such a benefit with the Benefits Department of the Company, setting forth his or her claim.

(b) Claim Decision. Upon receipt of a claim, the Benefits Department of the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days (forty-five (45) days in the case of claims relating to Disability). The Benefits Department of the Company may, however, extend the reply period under special circumstances for an additional ninety 90 days (or up to two thirty (30) day extensions in the case of claims relating to Disability), and shall, in fact, deliver such reply within such period. If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Participant, setting forth:

(i) the specific reason or reasons for the denial;

(ii) specific reference to relevant provisions of the Plan on which the denial is based;

(iii) a description of any additional or material information necessary for the Claimant to perfect his or her claim and an explanation why such additional or material information is necessary;

(iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

(v) the time limits for requesting a review under subsection (c) and for review under subsection (d) hereof; and

(vi) the Claimant’s right to bring an action for benefits under Section 502 of the Employee Retirement Income Security of 1974, as amended (“ERISA”), following an adverse benefit determination on appeal.

(c) Request for Review. Within sixty (60) days (one-hundred and eighty (180) days in the case of claims relating to Disability) after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Benefits Department of the Company. The Claimant written request for review must set forth all the facts upon which the appeal is based. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and obtain, upon request and without charge, copies of all information relevant to your claim. If the Claimant does not request a review of the initial determination within such sixty (60) day (or one-hundred and eighty (180) day for claims relating to Disability) period, the Claimant shall be barred and estopped from challenging the determination.

(d) Review of Decision. Within sixty (60) days (forty-five (45) days in the case of claims relating to Disability) after the Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits, and the Claimant’s right to bring a civil action under section 502(a) of ERISA. If special circumstances require that the sixty (60) day (forty-five (45) day in the case of claims relating to Disability) time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days (ninety (90) in the case of claims relating to Disability) after receipt of the request for review.

(e) Exhaustion; Scope of Review. No Claimant may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Committee. If the Claimant challenges a decision under this Section 10.2, a review by the court of law will be limited to the facts, evidence and issues presented during the claims procedure set forth above. Facts and evidence that become known to the Claimant after having exhausted the claims procedure must be brought to the attention of the Benefits Department of the Company or the Committee for reconsideration of the claims determination. Issues not raised during the claims procedure will be deemed waived.

10.3 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

10.4 Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

10.5 No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Employer as a result of such action. Any decisions, actions or interpretations to be made under the Plan by the Company or the Board, or the Committee acting on behalf of the Company, shall be made in its respective sole discretion, not as a fiduciary, need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

10.6 Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

10.7 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

10.8 Protective Provisions. Each Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as may be requested by the Employer. If a Participant refuses to cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Distribution Option Accounts in accordance with his prior elections.

10.9 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the

Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

10.10 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

10.11 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

10.12 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws.

10.13 Headings and Captions. Headings and captions are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

10.14 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

10.15 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Benefits Department, or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.16 Code Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Code section 409A and its corresponding regulations and related guidance, and shall be maintained and administrated in accordance with section 409A to the extent section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by section 409A.

Approved by the Board of Directors on September 20, 2006, with subsequent additional changes to comply with Section 409A of the Internal Revenue Code through September 19, 2007 (personal/Variable Deferred Compensation Plan Approved 9-20-06 with 409A changes thru 9-19-07.doc)